EXHIBIT 21

theglobe.com, inc. Subsidiaries

tglo.com, inc. (formerly known as voiceglo Holdings, Inc.), a Delaware Corporation

Direct Partner Telecom, Inc., a Florida Corporation

Strategy Plus, Inc., a Vermont Corporation

Chips & Bits, Inc., a Vermont Corporation

EDP Holdings, Inc. (formerly known as SendTec, Inc.), a Florida Corporation

VOIP Staffing, Inc., a Delaware Corporation

Tralliance Corporation, a New York Corporation

tglo Promotions Corporation (formerly known as US VOIP Corp.), a Delaware Corporation

Tralliance Partners International Corp., a Delaware Corporation